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                               COUNTRYWIDE CREDIT INDUSTRIES, INC. AND SUBSIDIARIES
                     EXHIBIT 12.2 - COMPUTATION OF THE RATIO OF EARNINGS TO NET FIXED CHARGES
                                           (Dollar amounts in thousands)



The following table sets forth the ratio of earnings to net fixed charges of the Company for the five fiscal years ended February 29, 1996 computed by dividing net fixed charges (interest expense on debt other than to finance mortgage loan inventory plus interest element (one-third) of operating leases) into earnings (income before income taxes and net fixed charges).


                                                             For Fiscal Years Ended February 29(28),
                                          ------------ -- ------------- -- ------------ -- ------------- -- -------------
                                             1996             1995            1994             1993             1992
                                          ------------    -------------    ------------    -------------    -------------
Net earnings                               $195,720         $88,407          $179,460        $140,073         $60,196
Income tax expense                          130,480          58,938           119,640          93,382          40,131
Interest charges                             60,891          (7,176)           29,232          31,398          33,729
Interest portion of rental expense            6,803           7,379             6,372           4,350           2,814
                                          ------------    -------------    ------------    -------------    -------------

Earnings available to cover
  net fixed charges                        $393,894        $147,548          $334,704        $269,203        $136,870
                                          ============    =============    ============    =============    =============

Net fixed charges
  Interest charges                          $60,891         ($7,176)          $29,232         $31,398         $33,729
  Interest portion of rental expense          6,803           7,379             6,372           4,350           2,814
                                          ------------    -------------    ------------    -------------    -------------

      Total net fixed charges               $67,694           $ 203           $35,604         $35,748         $36,543
                                          ============    =============    ============    =============    =============

Ratio of earnings to net fixed charges          5.82          726.84             9.40            7.53            3.75
                                          ============    =============    ============    =============    =============

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